FOR IMMEDIATE RELEASE
                                             Contact: Ross A. Benavides
                                                      Chief Financial Officer
                                                      (713) 860-2528


               GENESIS ENERGY, L.P. REPORTS SECOND QUARTER RESULTS


         August 3, 2006 - Genesis Energy, L.P. (AMEX:GEL) announced today that net income for the second quarter of 2006 was $3.4 million, or $0.24 per unit. Net income for the six months of 2006 was $6.0 million, or $0.43 per unit. This compares to net income of $0.7 million, or $0.08 per unit, for the 2005 second quarter and $3.5 million, or $0.37 per unit, for the six months of 2005.

         Mark Gorman, President and CEO said "We are very pleased with our results for both the second quarter and the six month periods. All segments reported improved performance from the prior year period. We generated Available Cash before Reserves, a non-GAAP measure, of $6.1 million or $0.43 per unit, which exceeds our distribution of $2.7 million or $0.19 per unit for the second quarter of 2006. This compares to Available Cash before Reserves in the 2005 period of $2.7 million or $0.28 per unit." Available Cash before Reserves is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities. Net cash provided by operating activities was $0.8 million for the second quarter of 2006.

          "Since the end of the first quarter of 2006, we completed the previously announced acquisition of a 50% interest in Sandhill Group, LLC (Sandhill), which owns a carbon dioxide processing facility that produces food grade CO2 from CO2 supplied by us under a long-term supply contract we have with Sandhill."

         Financial Results

         We generated income for the second quarter of 2006 of $3.4 million, or $0.24 per unit, compared to income for the second quarter of 2005 of $0.7 million, or $0.08 per unit.

         For the six month period, we generated net income for 2006 of $6.0 million, or $0.43 per unit. In the comparable period in 2005, we reported net income of $3.5 million or $0.37 per unit. Substantially all of the 2006 net income represented income from continuing operations; however, our 2005 net income for the same period included income from continuing operations of $3.2 million, or $0.34 per unit, and income from discontinued operations of $0.3 million, or $0.03 per unit.

        The following table presents certain selected financial information by segment for the three month and six month reporting periods for continuing operations:


                                                                                      Crude Oil
                                                       Pipeline      Industrial     Gathering and
                                                    Transportation      Gases         Marketing          Total
                                                                               (in thousands)

         Three Months Ended June 30, 2006
         --------------------------------
         Segment margin excluding depreciation
            and amortization (a).................       $   3,602     $   3,026      $     2,347      $    8,975
         Total capital expenditures..............       $     257     $   5,550      $        35      $    5,842
         Maintenance capital
            expenditures.........................       $     126     $       -      $        35      $      161

         Revenues:
         External customers......................       $   6,828     $   3,894      $   220,828      $  231,550
         Intersegment............................           1,793             -                -           1,793
                                                       ----------     ---------      -----------      ----------
         Total revenues of reportable segments...       $   8,621     $   3,894      $   220,828      $  233,343
                                                       ==========     =========      ===========      ==========

                                                                                      Crude Oil
                                                       Pipeline      Industrial     Gathering and
                                                    Transportation      Gases         Marketing          Total
                                                                           (in thousands)
         Three Months Ended June 30, 2005
         --------------------------------
         Segment margin excluding depreciation
            and amortization (a).................       $   2,808     $   2,009       $     450       $    5,267
         Total capital expenditures..............       $     926     $  13,418       $     254       $   14,598
         Maintenance capital
            expenditures.........................       $     175     $       -       $      25       $      200

         Revenues:
         External customers......................       $   5,957     $   2,568       $ 247,692       $  256,217
         Intersegment............................             927             -               -              927
                                                        ---------     ---------       ---------       ----------
         Total revenues of reportable segments...       $   6,884     $   2,568       $ 247,692       $  257,144
                                                        =========     =========       =========       ==========

                                                                                      Crude Oil
                                                       Pipeline      Industrial     Gathering and
                                                    Transportation      Gases         Marketing          Total
                                                                           (in thousands)
         Six Months Ended June 30, 2006
         ------------------------------
         Segment margin excluding depreciation
            and amortization (a).................       $  6,404      $   5,653      $    4,075       $   16,132
         Total capital expenditures..............       $    423      $   5,550      $      156       $    6,129
         Maintenance capital
            expenditures.........................       $    224      $       -      $      156       $      380

         Revenues:
         External customers......................       $ 13,926      $   7,281      $  473,273       $  494,480
         Intersegment............................          2,465              -               -            2,465
                                                       ---------      ---------      ----------       ----------
         Total revenues of reportable segments...       $ 16,391      $   7,281      $  473,273       $  496,945
                                                       =========      =========      ==========       ==========


                                                                                      Crude Oil
                                                       Pipeline      Industrial     Gathering and
                                                    Transportation      Gases         Marketing          Total
                                                                              (in thousands)
         Six Months Ended June 30, 2005
         ------------------------------
         Segment margin excluding depreciation
            and amortization (a).................       $  5,251      $   3,534      $    1,338       $   10,123
         Total capital expenditures..............       $  4,602      $  13,418      $      276       $   18,296
         Maintenance capital
            expenditures.........................       $    664      $       -      $       47       $      711

         Revenues:
         External customers......................       $ 12,590      $   4,848      $  494,700       $  512,138
         Intersegment............................          1,606              -               -            1,606
                                                        --------      ---------      ----------       ----------
         Total revenues of reportable segments...       $ 14,196      $   4,848      $  494,700       $  513,744
                                                        ========      =========      ==========       ==========


(a) Segment margin was calculated as revenues less cost of sales and operating expenses, plus our share of the operating income of our investment in joint ventures. A reconciliation of segment margin to income from continuing operations is presented for periods presented in the tables at the end of this release.

        Quarterly Comparison

        Pipeline transportation segment margin from continuing operations was $3.6 million for second quarter of 2006 as compared to $2.8 million for the 2005 period. Higher crude oil prices resulted in greater revenues from the sale of crude oil from volumetric gains. These gains were offset slightly by increased operating costs on crude oil and natural gas pipelines.

        Segment margin from industrial gas activities in the 2006 second quarter was $3.0 million as compared to $2.0 million for 2005. The additional CO2 sales contracts acquired in the fourth quarter of 2005 provided most of this margin increase. Also contributing to the increase was greater earnings from our investments in joint ventures. We made these investments in the second quarters of 2006 and 2005.

        Segment margin from crude oil gathering and marketing activities was $2.3 million for the 2006 second quarter, an increase of $1.9 million from 2005 levels. The primary factors increasing segment margin between the two periods were a decrease in field operating costs of $0.5 million and improved margins from marketing activities. Marketing margins have improved between the periods as we have focused on eliminating volumes providing insufficient contribution to our segment margin.

        General and administrative expenses increased by $0.8 million during the 2006 second quarter as compared to the 2005 period, principally due to increased employee related costs. Compensation increases combined with higher benefits costs added $0.6 million. Additionally we increased our accrual related to our stock appreciation rights plan, a non-cash adjustment. We changed our method of accounting for our stock appreciation rights plan in 2006 due to a new accounting pronouncement, which resulted in an expense of $0.3 million for the second quarter of 2006. In the 2005 period, under the previous method of accounting, we recorded a non-cash expense of approximately $50,000.

        Interest costs were $0.2 million lower in the 2006 second quarter than the 2005 period, due to lower debt balances. Although market interest rates rose between the periods, our average outstanding borrowing during the quarter was $14.6 million less than in the 2005 quarter.

        Year-to-Date Comparison

        For the six-month period, pipeline transportation segment margin increased in 2006 by $1.2 million. The sale of crude oil from volumetric gains provided $1.1 million greater revenues due to higher crude oil prices. Increased tariff revenues and net margin from gas sales totaling $0.3 million was partially offset by $0.2 million of increased pipeline operating costs.

        Our industrial gases activities provided improved segment margin of $2.1 million for the six-month period. The additional CO2 contracts acquired in 2005 provided most of the improvement. The 2006 period also included six months rather than three months of results from the joint venture acquired on April 1, 2005.

        Crude oil gathering and marketing segment margin improved by $2.7 million, to $4.1 million. This significant improvement resulted from lower field operating costs of $1.0 million and improved margins on transactions of $1.7 million. The majority of the decrease in field operating costs is attributable to a reduction in the size of our fleet, combined with a $0.4 million reserve recorded in the 2005 period for environmental contamination of a truck unload site. Marketing margins improved from eliminating less profitable volumes and increasing profitability on volumes retained.

        General and administrative expenses for the six months in 2006 were $5.9 million, an increase of $2.6 million over 2005. The new method of accounting for our stock appreciation rights plan resulted in expense in the 2006 period of $0.4 million. In the 2005 period, under the previous method of accounting, we recorded a non-cash credit of $1.3 million due to a decrease in our unit price. The effect of this change in accounting for the plan was an increase in expense of $1.7 million between the two periods. The remaining increase in general and administrative expenses related to compensation, benefits costs and bonus accrual. We also recorded a cumulative effect adjustment of $30,000 of income for the adoption of the new accounting pronouncement for stock appreciation rights.

         In the 2005 first half, we disposed of idle assets for net cash proceeds of $1.3 million, generating $0.7 million of gain. The assets sold included pipelines that had been idle in 2002 and 2003. $0.3 million of this gain was reflected as discontinued operations.

         Interest costs were $0.5 million lower in the 2006 first half than the 2005 period, due to lower average outstanding debt balances. We made acquisitions in late 2004 and early 2005 that significantly increased our outstanding debt balance. In the fourth quarter of 2005, we sold partnership units and used a portion of the proceeds to repay the debt. Consequently, we had no outstanding borrowings during a portion of the first half of 2006.

         Over the last four quarters, we have increased our distribution by a total of $0.04 per unit, or 26.7%.

                                                                 Distribution
         Distribution for          Payment Date                 Amount per Unit

     Second Quarter 2006          August 2006                     $    0.19
     First Quarter 2006           May 2006                        $    0.18
     Fourth Quarter 2005          February 2006                   $    0.17
     Third Quarter 2005           November 2005                   $    0.16
     Second Quarter 2005          August 2005                     $    0.15

         The second quarter 2006 distribution will be paid August 14, 2006 to unitholders of record on July 31, 2006. We generated Available Cash before Reserves (a non-GAAP measure) during the second quarter of 2006 of $6.1 million and net cash flow provided by operations was $0.8 million. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP measure, to net cash flow utilized in operations, the comparative GAAP measure.)

         Available Cash before Reserves

         Several adjustments to net income are required to calculate Available Cash before Reserves. The calculation of Available Cash before Reserves for the quarter ended June 30, 2006 is as follows:

Net income                                                     $     3,444,000
Depreciation and amortization expense                                2,029,000
Cash from direct financing leases in excess of income
     recorded                                                          132,000
Available cash generated by joint ventures in excess of
     earnings                                                          420,000
Non-cash charge for incentive compensation plan and
     other non-cash items                                              223,000
Maintenance capital expenditures                                      (161,000)
                                                               ---------------
Available Cash before reserves                                 $     6,087,000
                                                               ===============

         Available Cash before Reserves (a non-GAAP liquidity measure) has been reconciled to net cash flows from operating activities of $753,000 (the GAAP measure) for the three months ended June 30, 2006 in the financial tables below.

         Earnings Conference Call

         We will broadcast our Earnings Conference Call on Wednesday, August 3, 2006, at 10 a. m. Central time. This call can be accessed at www.genesiscrudeoil.com by choosing the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website or by calling 1-877-660-6853 for 30 days. There is no charge to access the event.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates an industrial gases business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

                                                (tables to follow)


                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
             (in thousands except per unit amounts and volume data)




                                                              Three Months Ended           Three Months Ended
                                                                 June 30, 2006                June 30, 2005
                                                                 -------------                -------------

Revenues                                                        $      233,343                $     257,144
Cost of sales                                                          224,707                      252,129
General & administrative expenses                                        3,249                        2,468
Depreciation and amortization expense                                    2,029                        1,568
Losses (gains) from disposals of surplus assets                              1                          (27)
                                                                --------------                --------------
    OPERATING INCOME                                                     3,357                        1,006
Equity in earnings of investment in joint ventures                         339                          252
Interest, net                                                             (263)                        (506)
                                                                --------------                -------------
Income from Continuing Operations before income taxes                    3,433                          752
Income tax benefit                                                          11                            -
                                                                --------------                -------------
Income from Continuing Operations                                        3,444                          752
Loss from Discontinued Operations                                            -                           (9)
                                                                --------------                --------------
NET INCOME                                                      $        3,444                $         743
                                                                ==============                =============

NET INCOME PER COMMON UNIT - BASIC AND DILUTED
    Continuing Operations                                       $         0.24                $        0.08
    Discontinued Operations                                                  -                         0.00
                                                                --------------                -------------
Net income per Common Unit - Basic and Diluted                  $         0.24                $        0.08
                                                                ==============                =============

Volume Data:
Crude oil pipeline barrels per day (total)                              62,778                       64,094
Mississippi Pipeline System barrels per day                             16,990                       15,655
Jay Pipeline System barrels per day                                     13,727                       15,204
Texas Pipeline System barrels per day                                   32,061                       33,235
CO2 sales Mcf per day                                                   73,495                       51,049
Crude oil gathering wellhead barrels per day                            33,832                       40,323
Total gathering and marketing barrels per day                           35,372                       55,722

Units Data:
Common units held by Public                                         12,765,000                    8,625,000
Common units held by general partner                                 1,019,441                      688,811
                                                                --------------                -------------
Total common units outstanding                                      13,784,441                    9,313,811
                                                                ==============                =============


                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
             (in thousands except per unit amounts and volume data)


                                                               Six Months Ended             Six Months Ended
                                                                 June 30, 2006                June 30, 2005
                                                                 -------------                -------------

Revenues                                                        $      496,945                $     513,744
Cost of sales                                                          481,465                      503,873
General & administrative expenses                                        5,909                        3,326
Depreciation and amortization expense                                    3,893                        3,094
Gains from disposals of surplus assets                                     (49)                        (398)
                                                                --------------                -------------
    OPERATING INCOME                                                     5,727                        3,849
Equity in earnings of investment in joint ventures                         652                          252
Interest, net                                                             (385)                        (861)
                                                                --------------                -------------
Income from Continuing Operations before income taxes                    5,994                        3,240
Income tax benefit                                                          11                            -
                                                                --------------                -------------
Income from Continuing Operations                                        6,005                        3,240
Income from Discontinued Operations                                          -                          273
Income from cumulative effect adjustment from adoption of new
    accounting principle                                                    30                            -
                                                                --------------                -------------
NET INCOME                                                      $        6,035                $       3,513
                                                                ==============                =============

NET INCOME PER COMMON UNIT - BASIC AND DILUTED
    Continuing Operations                                       $         0.43                $        0.34
    Discontinued Operations                                                  -                         0.03
    Cumulative Effect Adjustment                                             -                            -
                                                                --------------                -------------
Net income per Common Unit - Basic and Diluted                  $         0.43                $        0.37
                                                                ==============                =============

Volume Data:
Crude oil pipeline barrels per day (total)                              62,420                       62,466
Mississippi Pipeline System barrels per day                             16,701                       15,896
Jay Pipeline System barrels per day                                     12,577                       15,030
Texas Pipeline System barrels per day                                   33,142                       31,540
CO2 sales Mcf per day                                                   70,049                       49,437
Crude oil gathering wellhead barrels per day                            35,220                       41,142
Total gathering and marketing barrels per day                           40,303                       57,027

Units Data:
Common units held by Public                                         12,765,000                    8,625,000
Common units held by general partner                                 1,019,441                      688,811
                                                                --------------                -------------
Total common units outstanding                                      13,784,441                    9,313,811
                                                                ==============                =============



                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)


                                                                 June 30, 2006              December 31, 2005
                                                                 -------------              -----------------

ASSETS
Cash                                                            $        1,716                $       3,099
Accounts receivable                                                    101,045                       82,634
Inventories                                                              8,861                          498
Other current assets                                                     3,040                        4,218
                                                                --------------                -------------
     Total Current Assets                                              114,662                       90,449
Net property                                                            32,473                       33,769
CO2 contracts                                                           35,612                       37,648
Joint ventures and other investments                                    18,489                       13,042
Other assets                                                             6,417                        6,869
                                                                --------------                -------------
     Total Assets                                               $      207,653                $     181,777
                                                                ==============                =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                $       97,661                $      85,286
Accrued liabilities                                                      8,143                        7,325
                                                                --------------                -------------
     Total Current Liabilities                                         105,804                       92,611
Long-term debt and other liabilities                                    12,526                          955
Minority interest                                                          522                          522
Partners' capital                                                       88,801                       87,689
                                                                --------------                -------------
   Total Liabilities and Partners' Capital                      $      207,653                $     181,777
                                                                ==============                =============




                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)


                                                               Six Months Ended             Six Months Ended
                                                                 June 30, 2006                June 30, 2005
                                                                 -------------                -------------

Net income                                                      $        6,035                $       3,513
Adjustments to reconcile net income to cash provided by
   operating activities:
   Depreciation and amortization                                         3,893                        3,094
   Amortization of credit facility issuance costs                          186                          187
   Amortization of unearned income                                        (333)                        (349)
   Cash received from direct financing leases                              594                          593
   Distributions from joint ventures in excess of
   earnings from those joint ventures                                       25                         (252)
   Gains on asset disposals                                                (49)                        (671)
   Other non-cash items                                                     80                         (942)
   Changes to components of working capital                            (11,975)                      (6,028)
                                                                --------------                -------------
Net cash used in operating activities                                   (1,544)                        (855)
                                                                --------------                -------------

Additions to property and equipment and other assets                      (480)                     (17,899)
Investments in joint ventures and other investments                     (5,550)                           -
Distributions from joint ventures that are a return of
   investment                                                              153                            -
Proceeds from sales of assets                                               67                        1,360
Other, net                                                                 (26)                         (53)
                                                                --------------                -------------
Net cash used in investing activities                                   (5,836)                     (16,592)
                                                                --------------                -------------

Net borrowings of debt                                                  11,500                       19,100
Distributions to partners                                               (4,923)                      (2,851)
Other, net                                                                (580)                         748
                                                                --------------                -------------
Net cash provided by financing activities                                5,997                       16,997
                                                                --------------                -------------

Net decrease in cash and cash equivalents                               (1,383)                        (450)
Cash and cash equivalents at beginning of period                         3,099                        2,078
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $        1,716                $       1,628
                                                                ==============                =============


                              Genesis Energy, L.P.
                                 Reconciliations


SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION RECONCILIATION TO
INCOME FROM CONTINUING OPERATIONS

                                                              Three Months Ended           Three Months Ended
                                                                 June 30, 2006                June 30, 2005
                                                                 -------------                -------------
                                                                                (in thousands)
Segment margin excluding depreciation and amortization         $         8,975               $        5,267
General & administrative expenses                                       (3,249)                      (2,468)
Depreciation and amortization expense                                   (2,029)                      (1,568)
(Losses) gains from disposals of surplus assets                             (1)                          27
Interest, net                                                             (263)                        (506)
Income tax credit                                                           11                            -
                                                                --------------                -------------
    Income from continuing operations                           $        3,444                $         752
                                                                ==============                =============

                                                               Six Months Ended             Six Months Ended
                                                                 June 30, 2006                June 30, 2005
                                                                 -------------                -------------
                                                                                (in thousands)
Segment margin excluding depreciation and amortization         $        16,132               $       10,123
General & administrative expenses                                       (5,909)                      (3,326)
Depreciation and amortization expense                                   (3,893)                      (3,094)
Gains from disposals of surplus assets                                      49                          398
Interest, net                                                             (385)                        (861)
Income tax credit                                                           11                            -
                                                                --------------                -------------
    Income from continuing operations                           $        6,005                $       3,240
                                                                ==============                =============




                GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO NET
CASH FLOWS FROM OPERATING ACTIVITIES

                                                                                           Three Months Ended
                                                                                              June 30, 2006
                                                                                              (in thousands)


Net cash flows from operating activities (GAAP measure)                                       $         753
Adjustments to reconcile net cash flow provided by operating activities to
        Available Cash before reserves:
   Maintenance capital expenditures                                                                    (161)
   Amortization of credit facility issuance costs                                                       (94)
   Cash effects of stock appreciation rights plan                                                       (11)
    Available Cash from joint ventures not included in operating cash flows                             317
    Unrealized gains on fair value hedges                                                               524
    Net effect of changes in components of working capital                                            4,759
                                                                                              -------------
Available Cash before reserves (non-GAAP measure)                                             $       6,087
                                                                                              =============

         This press release and the accompanying schedules include a non-generally accepted accounting principle ("non-GAAP") financial measures of available cash. The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America ("GAAP"). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

         Available cash. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner. This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

         We define available cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets;
(4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.

                                      # # #